Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Innovative Industrial Properties, Inc.

Park City, Utah

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-262320), Form S-4 (No. 333-258043) and Form S-8 (No. 333-214919) of Innovative Industrial Properties, Inc. of our reports dated February 28, 2023, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Innovative Industrial Properties, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, LLP

San Diego, California

February 28, 2023